UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 6, 2012

Comcast Corporation
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

001-32871		27-0000798
(Commission File Number)		(IRS Employer Identification No.)

One Comcast Center Philadelphia, PA		19103-2838
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 286-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 6, 2012, Comcast Corporation (“Comcast”) and Comcast Cable Communications, LLC (“Comcast Cable”) entered into a new revolving credit agreement, which may be used for general corporate purposes.  The new revolving credit agreement replaces Comcast’s prior $6.8 billion revolving credit agreement, which was terminated in connection with the execution of the new revolving credit agreement.  Under the new revolving credit agreement, Comcast and Comcast Cable may borrow up to an aggregate of $6.25 billion.  The new revolving credit agreement terminates on June 6, 2017.  As of June 6, 2012, no amounts were outstanding under the new revolving credit agreement other than approximately $456 million of letters of credit previously issued for the account of Comcast and its subsidiaries, including those under the prior revolving credit agreement.  Amounts outstanding under the new revolving credit agreement may be accelerated upon the occurrence of customary events of default, and the new revolving credit agreement requires Comcast and its restricted subsidiaries to maintain a ratio of consolidated total indebtedness (as defined) to annualized EBITDA (as defined) of no more than 5.75:1.00.  As was the case with the prior credit facility, the new revolving credit agreement is guaranteed by a number of Comcast’s wholly owned subsidiaries that indirectly hold substantially all of the assets of its cable communications segment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMCAST CORPORATION

Date:	June 6, 2012	By:	/s/ Arthur R. Block
Arthur R. Block
Senior Vice President, General Counsel and Secretary